Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES ADDITION OF NINE FACILITIES

Dallas, Texas (July 1, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today provided an update on its development progress in the second quarter of 2004.

     Today, the Company announced that it opened three new centers with existing hospital partners and entered into agreements to acquire majority ownership interests in six additional facilities.

     The Company’s three new de novo centers include a 20-bed surgical hospital in Dallas, Texas, in partnership with Baylor Health Care System, a 16-bed surgical hospital in Phoenix, Arizona, in partnership with Catholic Healthcare West, and a five operating room ambulatory surgical center in San Antonio, Texas, in partnership with CHRISTUS Santa Rosa Health Care. Currently, the Company has an additional 17 projects in development, of which six are under construction.

     Also, United Surgical Partners completed an acquisition in Reading, Pennsylvania, and signed a definitive agreement to purchase five facilities in the Chicago market, representing two new markets for the Company. The Reading, Pennsylvania-based multi-specialty surgical facility acquired by the Company includes three operating rooms and one procedure room. The Company also signed a definitive agreement to purchase Same Day Surgery, LLC, which has ownership in five multi-specialty surgical centers in the metropolitan Chicago area. This transaction, which is subject to regulatory approval, is expected to close in the third quarter.

     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 78 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 66 domestic facilities, 38 are jointly owned with 20 not-for-profit healthcare systems. After the completion of the Chicago transaction, which is expected in the third quarter, the Company will have ownership interest in or operate 83 surgical facilities, including 71 domestic facilities.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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